EXHIBIT (12)(b)

K&L GATES

K&L Gates LLP

1601 K Street NW

Washington, DC 20006-1600

T 202.778.9000   www.klgates.com

September 23, 2011

Eaton Vance Rhode Island Municipal Income Fund

Eaton Vance National Municipal Income Fund

Two International Place

Boston, Massachusetts 02110

Re:

Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentlemen:

Eaton Vance Municipals Trust, a Massachusetts business trust (“Trust”), on behalf of Eaton Vance Rhode Island Municipal Income Fund (“Acquired Fund”) and Eaton Vance National Municipal Income Fund (“Acquiring Fund”), each a segregated portfolio of assets (“series”) thereof (each sometimes referred to herein as a “Fund”), has requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization (“Agreement”) proposed and adopted by Trust’s Board of Trustees (“Board”) at a meeting held on March 14, 2011.  The Agreement contemplates Acquiring Fund’s acquisition of all of Acquired Fund’s assets in exchange solely for shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”), and Acquiring Fund’s assumption of all of Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of the Acquiring Fund Shares pro rata to the holders of shares of beneficial interest of such Acquired Fund in liquidation thereof (collectively, “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated June 30, 2011, regarding the Reorganization that was furnished in connection with the solicitation of proxies by the Board, on such Acquired Fund’s behalf, for use at a special meeting of such Acquired Fund shareholders that was held on August 12, 2011, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents and, with your permission, that any act or circumstance stated therein as being intended has in fact occurred.  As to various matters of fact material to this opinion, we have relied, exclusively and without

K&L GATES

EATON VANCE RHODE ISLAND MUNICIPAL INCOME FUND

EATON VANCE NATIONAL MUNICIPAL INCOME FUND

SEPTEMBER 23, 2011

independent verification (with your permission), on the representations of officers of the Funds (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of the close of business on the date hereof (“Effective Time”).  We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and each Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

(1)

Acquiring Fund’s acquisition of the Acquired Fund’s assets in exchange solely for Acquiring Fund Shares, and its assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of the Acquiring Fund Shares pro rata to the Acquired Fund shareholders, in complete liquidation of the Acquired Fund, will qualify as a “reorganization” (as defined in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (“Code”)), and each Fund will be a “party to the reorganization” (within the meaning of Code section 368(b));

(2)

Acquired Fund will recognize no gain or loss on the transfer of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares, and Acquiring Fund’s assumption of Acquired Fund liabilities or on the subsequent distribution of those shares to the Acquired Fund shareholders in exchange for their respective Acquired Fund shares.

(3)

Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund assets in exchange solely for Acquiring Fund Shares, and its assumption of the Acquired Fund liabilities;

(4)

Acquiring Fund’s basis in each Acquired Fund asset will be the same as Acquired Fund’s basis therein immediately before the

K&L GATES

EATON VANCE RHODE ISLAND MUNICIPAL INCOME FUND

EATON VANCE NATIONAL MUNICIPAL INCOME FUND

SEPTEMBER 23, 2011

Reorganization, and Acquiring Fund’s holding period for each Acquired Fund asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating the holding period for an Acquired Fund asset);

(5)

An Acquired Fund shareholder will recognize no gain or loss on the exchange of all its respective Acquired Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(6)

An Acquired Fund shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its respective Acquired Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares; and

(7)

An Acquired Fund shareholder’s holding period for the Acquiring Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the respective Acquired Fund shares surrendered in exchange therefor, provided the Acquired Fund shareholder holds those Acquired Fund shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

K&L GATES

EATON VANCE RHODE ISLAND MUNICIPAL INCOME FUND

EATON VANCE NATIONAL MUNICIPAL INCOME FUND

SEPTEMBER 23, 2011

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to this opinion accompanying the registration statement of the Acquiring Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in such registration statement.

Very truly yours,

/s/ K&L GATES LLP

K&L GATES LLP